Exhibit 10.4

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Restricted Stock Unit Grant Agreement
(Long-Term Incentive Compensation Program under the 2005 Stock Incentive Plan)

United States Steel Corporation, a Delaware Corporation, herein called the Corporation, grants to the undersigned employee of the employing company identified below (the “Grantee”) the number of Restricted Stock Units (“RSUs”) set forth below, each of which is a bookkeeping entry representing the equivalent in value of one share of the class of common stock of the Corporation set forth below:

	Name of Grantee:		PARTICIPANT NAME

Name of Employing Company
	on Date Hereof:		(the company recognized by the Corporation as employing the Grantee on the date hereof)

	Number of RSUs Granted:		# RSUs

	Date of Grant:		GRANT DATE

By my acceptance, I agree that the above-listed RSUs are granted under and governed by the terms and conditions of the Corporation’s 2005 Stock Incentive Plan, as amended and restated (the “Plan”), the Corporation’s Administrative Regulations for the Long-Term Incentive Compensation Program (the “Administrative Regulations”), and the Grant Terms and Conditions contained herein (the “Agreement”) including the special provisions for my country of residence, if any, attached hereto as Exhibit A, as well as such amendments to the Plan and/or the Administrative Regulations as the Compensation & Organization Committee, or its successor committee (the “Committee”), may adopt from time to time.

United States Steel Corporation		Accepted as of the above date: ACCEPTANCE DATE

By		By	PARTICIPANT ES
	Authorized Officer		Signature of Grantee
Terms and Conditions

   1. Grant: The Corporation shall issue to the Grantee the number of RSUs set forth in this Agreement. Each RSU represents the right to receive one share of the Corporation’s common stock (a “Share”) on the date the restrictions applicable to the RSU are terminated (the RSU is “vested”). Unless and until the RSUs are vested in the manner set forth in Section 3 or 5 below, the Grantee will have no right to settlement of any such RSUs. Prior to settlement of any vested RSUs, such RSUs will represent an unsecured obligation of the Corporation, payable (if at all) only from the general assets of the Corporation.

   2. Period of Restriction: The restriction period with regard to the RSUs shall commence on the date the RSUs are granted. The Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of any portion of the RSUs, and any attempt to sell, transfer, assign, pledge or encumber any portion of the RSUs prior to termination of restrictions shall have no effect. During the period prior to vesting or forfeiture of all or any portion of the RSUs, the Grantee shall not be entitled to vote the Shares and shall not receive dividends paid on the Shares. The Grantee shall be entitled to receive dividend equivalents, in a cash amount equal to the number of RSUs subject to restriction times the per Share dividend (if any) paid to shareholders of the Corporation’s common stock; provided, however, the dividend equivalents shall not vest in, or be paid to the Grantee unless and to the extent the underlying RSUs vest as provided in Section 3 or 5 of this Agreement.

   3. Change of Control: If the Grantee’s employment is terminated within two years following a Change of Control involuntarily (except for Cause) or, in the case of participants designated as executive management at the time of the Change of Control, voluntarily for Good Reason, each unvested RSU will immediately vest.

   4. Termination of Employment: Unless otherwise determined by the Committee and notwithstanding any other terms of the Plan, the Administrative Regulations or this Agreement to the contrary, (a) unvested RSUs are forfeited if the Grantee’s employment is terminated due to Retirement, Termination without Consent or Termination for Cause, and (b) unvested RSUs will immediately vest upon the Grantee’s death during employment or termination of employment by reason of Disability or Termination with Consent. For purposes of this Agreement, (i) for U.S. tax-payers, termination shall be construed consistent with a “separation from service” under Section 409A of the Code; and (ii) for non-U.S. tax-payers, termination shall mean that the Grantee is no longer actively employed by an Employing Company, without regard to any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any). Any and all forfeitures of RSUs shall be evidenced by written notice to the Grantee. Upon the forfeiture of any RSUs, the Grantee’s right to acquire any Shares hereunder will immediately terminate. Notwithstanding the foregoing, the provisions of this Section 4 are subject to the provisions of Section 3.

RESTRICTED STOCK UNIT RETENTION GRANT FORM – February 2014

   5. Vesting: Subject to Sections 3 and 4, in order to vest in the RSUs, the Grantee must continue as an active employee of an Employing Company for three years from the Date of Grant (the “Vesting Period”), subject to the Employing Company’s right to terminate the Grantee’s employment at any time. Notwithstanding any provisions in the Regulations to the contrary, the RSUs shall vest on the three-year anniversary of the Date of Grant, provided that the Grantee is continuously employed by an Employing Company through such anniversary.

      Except as provided in Sections 3 and 4 of this Agreement, notwithstanding any other terms or conditions of the Plan, the Administrative Regulations or this Agreement to the contrary, in the event of the Grantee’s termination of employment, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any, the Grantee’s right to vest in the RSUs, if any, will terminate effective as of the date that the Grantee is no longer actively employed by an Employing Company and will not be extended by any notice period (i.e., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the RSUs.

   6. Settlement: RSUs shall be automatically paid in Shares upon the vesting date of such RSUs and, subject to the other terms of the Plan, Administrative Regulations and this Agreement, the Shares will be issued to the Grantee on the vesting date, provided further, no payment shall be made later than March 15th of the calendar year following the calendar year which includes the applicable vesting date (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A (“Section 409A”) of the Code). The Corporation shall have no obligation to issue Shares unless and until the Grantee has satisfied any applicable tax withholding obligations pursuant to Section 11 below and such issuance otherwise complies with all applicable law. Upon vesting and settlement of the RSUs, one or more certificates, free of all restrictions on transferability or forfeiture except for restrictions required by applicable laws and/or regulations, shall be issued in the Grantee’s name (or, in the event of the Grantee’s death prior to such termination or such issuance, to the Grantee’s estate) for the number of Shares subject to vested RSUs. The Grantee shall not be entitled to delivery of a certificate for any portion of the Shares until the corresponding portion of the RSUs has vested.

   7. Adjustments and Recoupment: The number of RSUs awarded is subject to adjustment as provided in Section 8 of the Plan. The Grantee shall be notified of such adjustment and such adjustment shall be binding upon the Corporation and the Grantee. Consistent with Section 8 of this Agreement, this grant shall be administered in accordance with, and is subject to, any recoupment policies and provisions prescribed by the Plan and/or the Administrative Regulations at the time of such grant; notwithstanding the foregoing, this grant shall be subject to all recoupment provisions required by law from time to time. In its sole discretion, the Committee shall have the authority to amend, waive or apply the terms of any recoupment policies or provisions not required by law, in whole or in part, to the extent necessary or advisable to comply with applicable local laws, as determined by the Committee.

   8. Interpretation and Amendments: This Grant, the vesting and delivery of RSUs and the issuance of Shares upon vesting are subject to, and shall be administered in accordance with, the provisions of the Plan and the Administrative Regulations, as the same may be amended by the Committee from time to time, provided that no amendment may, without the consent of the Grantee, affect the rights of the Grantee under this Grant in a materially adverse manner. For purposes of the foregoing sentence, an amendment that affects the tax treatment of the RSUs or that is necessary to comply with securities or other laws applicable to the issuance of Shares shall not be considered as affecting the Grantee’s rights in a materially adverse manner. All capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Plan or the Administrative Regulations. In the event of a conflict between the Plan and the Administrative Regulations, unless this Grant specifies otherwise, the Plan shall control.

   9. Compliance with Laws: The obligations of the Corporation and the rights of the Grantee are subject to all applicable laws, rules and regulations including, without limitation, the U.S. Securities Exchange Act of 1934, as amended; the U.S. Securities Act of 1933, as amended; the U.S. Internal Revenue Code of 1986, as amended; and any other applicable U.S. and foreign laws. No Shares will be issued or delivered to the Grantee under the Plan unless and until there has been compliance with such applicable laws.

10. Acceptance of Grant: The Grant shall not be payable unless it is accepted by the Grantee and notice of such acceptance is received by the Stock Plan Officer.

   11. Withholding Taxes: The Grantee acknowledges that, regardless of any action taken by the Corporation or the Employing Company, the ultimate liability for any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), is and remains his or her responsibility and may exceed the amount withheld by the Corporation or the Employing Company. Furthermore, the Grantee acknowledges that the Corporation and/or the Employing Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant, vesting, or settlement of the RSUs or the subsequent sale of Shares; and (b) do not commit to and are under no obligation to structure the terms of the grant of the RSUs or any aspect of the Grantee’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or to achieve any particular tax result. Further, if the Grantee has become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Corporation and/or the Employing Company (or former Employing Company, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

      Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Corporation and/or the Employing Company to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Corporation and/or the Employing Company, or their respective agents, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items by one or a combination of the following methods: (1) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Corporation and/or the Employing Company; (2) withholding from proceeds of the sale of Shares issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Corporation (on Grantee’s behalf pursuant to this authorization) through such means as the Corporation may determine in its sole discretion (whether through a broker or otherwise); or (3) withholding in Shares to be issued upon vesting of the RSUs. If the Corporation gives the Grantee the power to choose the withholding method, and the Grantee does not make a choice, then the Corporation will withhold in Shares as stated in alternative (3) herein.

To avoid negative accounting treatment, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Corporation withholds at a rate other than the minimum statutory rate, such as the maximum withholding rate, then the refund of any over-withheld amount shall be paid in cash and the Grantee will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in Shares issuable upon vesting of the RSUs, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee shall pay to the Corporation or the Employing Company, any amount of Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan. The Grantee understands that no Shares or proceeds from the sale of Shares shall be delivered to Grantee, notwithstanding the lapse of the restrictions on the RSUs, unless and until the Grantee shall have satisfied any obligation for Tax-Related Items with respect thereto.

Notwithstanding anything in this Section 11 to the contrary, if the RSUs are considered nonqualified deferred compensation, the fair market value of the shares withheld together with the amount of cash withheld may not exceed the liability for Tax-Related Items.

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   12. Nature of the Grant: Nothing herein shall be construed as giving the Grantee any right to be retained in the employ of an Employing Company or affect any right which the Employing Company may have to terminate the employment of such Grantee. Further, by accepting this grant of RSUs, the Grantee acknowledges that:

a)    the Plan and the Administrative Regulations are established voluntarily by the Corporation, they are discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by their terms;
b)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
c)    all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Committee;
d)    the Grantee is voluntarily participating in the Plan;
e)    the RSUs and the Shares subject to the RSUs are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Corporation or to the Employing Company, and which are outside the scope of the Grantee’s employment contract, if any;
f)    the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employing Company or any Subsidiary or affiliate of the Corporation;
g)    the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;
h)    the grant of RSUs will not be interpreted to form an employment contract or relationship with the Corporation, the Employing Company or any Subsidiary or affiliate of the Corporation;
i)    the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
j) no claim or entitlement to compensation or damages arises from forfeiture of the RSUs resulting from termination of the Grantee’s employment by the Corporation or the Employing Company (for any reason whether or not in breach of applicable labor laws or the terms of the Grantee’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Corporation or the Employing Company, waives his or her ability, if any, to bring any such claim, and releases the Corporation and the Employing Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;
k)    it is the Grantee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the RSUs;
l)    the Corporation and the Employing Company are not providing any tax, legal or financial advice, nor are the Corporation or the Employing Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the Shares underlying the RSUs;
m)    the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan;
n)    unless otherwise provided in the Plan, Administrative Regulations or by the Corporation in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Corporation; and
o)    the following provisions apply only if the Grantee is providing services outside the United States:
(i) the RSU and Shares subject to the RSU are not part of normal or expected compensation or salary for any purpose; and
(ii) the Grantee acknowledges and agrees that neither the Corporation, the Employing Company nor any Subsidiary or affiliate of the Corporation shall be liable for any foreign exchange rate fluctuation between the local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Grantee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement

   13.   Data Privacy: The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, any Employing Company and the Corporation for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

      The Grantee understands that the Employing Company and the Corporation hold certain personal information about the Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Corporation, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Grantee’s favor, as the Employing Company and/or the Corporation deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee acknowledges and understands that Data may be transferred to any broker as designated by the Corporation and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (and outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired upon vesting of the RSUs. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Grantee further understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke consent, the Grantee’s employment status or service and career with the Employing Company will not be adversely affected.  The Grantee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the RSUs or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

   14. Electronic Delivery: The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

15. Code Section 409A: It is the intent that the vesting or the payments of RSUs set forth in this Agreement shall either qualify for exemption from or comply with the requirements of Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation reserves the right, to the extent the Corporation deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or settlements provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A; provided, however, that the Corporation makes no representation that the vesting or settlement of RSUs provided under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or settlement of RSUs provided under this Agreement. In the event that any payment to a U.S. tax-payer with respect to an RSU is considered to be based upon separation from service, and not compensation the Grantee could receive without separating from service, then such amounts may not be paid until the first business day of the seventh month following the date of the Grantee’s termination if the Grantee is a “specified employee” under Section 409A of the Code upon his separation from service.

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   16. Severability: In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

   17. Language: If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

   18. Governing Law and Venue: This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws thereof.

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania, and agree that such litigation shall be conducted in the courts of Allegheny County, Pennsylvania, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

   19. Exhibit A: Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in Exhibit A to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Grantee, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit A constitutes part of this Agreement.

    20.  Insider Trading Restrictions/Market Abuse Laws:  The Grantee acknowledges that, depending on the Grantee's country of residence, the Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Grantee's ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Corporation (as defined by any applicable laws in the Grantee's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy maintained by the Corporation.  The Grantee acknowledges that it is the Grantee's responsibility to comply with any applicable restrictions, and the Grantee is advised to speak to his or her personal advisor on this matter.

   21. Imposition of Other Requirements: The Corporation reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22. Headings: Headings of paragraphs and sections used in this Agreement are for convenience only and are not part of this Agreement, and must not be used in construing it.

23. Waiver: The Grantee acknowledges that a waiver by the Corporation of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee.

RESTRICTED STOCK UNIT RETENTION GRANT FORM – February 2014